Rule 424(b)(3)
                                                     Registration Statement
                                                     No. 33-58107

PRICING SUPPLEMENT NO. 14,

Dated  December 18, 1995, to
Prospectus, dated March 24, 1995, and
Prospectus Supplement, dated April 5, 1995.

                          THE CIT GROUP HOLDINGS, INC.
                            6.150% MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note                                     ( ) Senior Subordinated Note

Principal Amount:  U.S. $150,000,000.

Proceeds to Corporation:  99.350% or $149,025,000.

Underwriting Discount:  .315%.

Issue Price:  99.665%.

Original Issue Date:  December 21, 1995.

Maturity Date:  December 15, 2002.

Interest Rate Per Annum:  6.150%.

Interest Payment Dates: Each June 15 and December 15, commencing June 15, 1996, provided that if any such day is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

         Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

The Notes are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form on or about December 21, 1995.

                              SALOMON BROTHERS INC




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Form:  Global Note.

Specified Currency:  U.S. Dollars.

Trustee, Registrar, Authenticating and Paying Agent: The Bank of New York, under
         Indenture dated as of May 1, 1994 between the Trustee and the Corporation.

                                  UNDERWRITING

         Salomon Brothers Inc (the "Underwriter") is acting as principal in this transaction.

         Subject to the terms and conditions set forth in a Terms Agreement dated December 18, 1995 (the "Terms Agreement"), between the Corporation and the Underwriter, incorporating the terms of a Selling Agency Agreement dated April 6, 1995, between the Corporation and
         Lehman Brothers, Lehman Brothers Inc., CS First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and UBS Securities Inc., the Corporation has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, $150,000,000 principal amount of the Notes.

         Under the terms and conditions of the Terms Agreement, the Underwriter is committed to take and pay for all of the Notes, if any are taken.

         The Underwriter has advised the Corporation that it proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .250% of the principal amount of the Notes. The Underwriter may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes on sales to certain other dealers. After the initial offering, the price to public and concession and discount to dealers may be changed by the Underwriter.

         The Notes are a new issue of securities with no established trading market. The Corporation currently has no intention to list the Notes on any securities exchange. The Corporation has been advised by the Underwriter that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         The Corporation has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



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